Exhibit 21.1
Guess?, Inc.
List of Subsidiaries
(as of 1/31/2015)

Name of Subsidiary	Country	Percent Ownership
Aix Verdi Sarl	France	60%
Avignon Le Pontet Sarl	France	60%
Beziers Polygone Sarl	France	60%
Grupo Guess, S. de R.L. de C.V.	Mexico	51%
GSB 4 Sarl	France	60%
Guess Apparel Spain, S.L.	Spain	100%
Guess? Asia Limited	Hong Kong	100%
Guess? Asia Limited (Hong Kong)	Taiwan	100%
Guess Austria GmbH	Austria	100%
Guess Belgium S.P.R.L.	Belgium	100%
Guess? Bermuda Holdings, LLC	United States	100%
Guess? Brasil Comercio e Distribuicao S.A.	Brazil	60%
Guess? Bermuda Holdings, L.P.	Bermuda	100%
Guess? Canada Corporation	Canada	100%
Guess Canary Islands, S.L.	Spain	51%
Guess.com, Inc.	United States	100%
Guess? Deutschland GmbH	Germany	100%
Guess? Euro-Canada, B.V.	Netherlands	100%
Guess? Europe, B.V.	Netherlands	100%
Guess Europe Sagl	Switzerland	100%
Guess France S.A.S.	France	100%
Guess? Holdings Korea Limited Liability Company	Korea	100%
Guess? IP GP LLC	United States	100%
Guess? IP Holder L.P.	United States	100%
Guess? IP LP LLC	United States	100%
Guess Italia S.r.l.	Italy	100%
Guess? Japan LLC	Japan	100%
Guess? Licensing, Inc.	United States	100%
Guess Luxembourg S.a.r.l.	Luxembourg	100%
Guess Macau, Ltd.	Macau	100%
Guess Poland Sp. z o.o.	Poland	100%
Guess Portugal, LDA	Portugal	60%
Guess? Retail, Inc.	United States	100%
Guess Service S.r.l.	Italy	100%
Guess? (Shanghai) Limited	China	100%
Guess Sud S.A.S.	France	60%
Guess U.K. Limited	United Kingdom	100%
Guess? Value LLC	United States	100%
Lyon Confluence Sarl	France	60%
Lyon Herriot Sarl	France	60%
Lyon Lapardieu Sarl	France	60%
Marlit Sarl	France	60%
Marseille Grignan	France	60%
Montpellier Odysseum Sarl	France	60%
Nice Cap 3000 Sarl	France	60%
Nimes Cap Costieres Sarl	France	60%
ONE Sarl	France	60%
Toulouse Blagnac Sarl	France	60%
Toulouse Nailloux Sarl	France	60%
Toulouse Roques Sarl	France	60%